                                                                     EXHIBIT 2.2


                      AGREEMENT AND PLAN OF REORGANIZATION


         This Agreement and Plan of Reorganization (this "Agreement") is entered into as of the 12th day of November 2002, by and among PRIME RATE INCOME & DIVIDEND ENTERPRISES, INC., a Colorado corporation ("PRIDE"); U.S. MEDICAL SYSTEMS, INC., a Nevada corporation ("USMS"); and the shareholders of USMS identified on the signature page hereto ("USMS Shareholders").

                                    RECITALS

         WHEREAS, USMS Shareholders own 100% of the issued and outstanding common stock of USMS; and

         WHEREAS, PRIDE desires to acquire all of the issued and outstanding common stock of USMS owned by USMS Shareholders, and USMS Shareholders desire to exchange all of their shares of common stock in USMS for an aggregate of 15 million shares of PRIDE restricted common stock.

         WHEREAS, as a result of the above-referenced transactions, PRIDE will own 100% of the outstanding stock of USMS, USMS will be a wholly-owned subsidiary of PRIDE.

         WHEREAS, because the current business of PRIDE, which is operated through its wholly-owned subsidiary, Pride, Inc., is not compatible with the current business of USMS, the parties desire that all of the issued and outstanding shares of Pride, Inc. shall be spun-off to the shareholders of PRIDE, excluding the USMS Shareholders.

         WHEREAS, the parties desire that upon execution of this Agreement, the current officers and directors of PRIDE shall resign, and the current officers and directors USMS shall become the officers and directors of PRIDE.

         NOW, THEREFORE, for and in consideration of the mutual covenants and representations and warranties contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, PRIDE, USMS and USMS Shareholders agree as follows:

1. THE REORGANIZATION.

         1.1 Acquisition.

         (a) At the Closing (as defined in section 3, below), PRIDE shall acquire from USMS Shareholders and USMS Shareholders shall sell, transfer, assign and convey to PRIDE 100% of all the issued and outstanding shares of common stock of USMS (the "USMS Shares"), in exchange for 15 million shares of PRIDE's common stock (the "PRIDE Shares"). PRIDE shall cause to be issued 15 million shares to USMS Shareholders immediately upon execution of this Agreement. The PRIDE Shares to be issued to USMS Shareholders shall have the rights, restrictions and privileges set forth in PRIDE's Articles of Incorporation and in the stock certificates therefor. Upon the Closing, USMS shall become a wholly-owned subsidiary of PRIDE.

         (b) PRIDE shall also reserve an additional three million shares of its common stock for issuance after Closing in connection with capital raising activities and in connection with a future employee stock plan.

         (c) As a result of the issuances of common stock of PRIDE pursuant to Sections 1.1(a), 1.1(b) and 1.3(h), an aggregate of up to 21 million shares will be outstanding. For a period of two years following Closing, PRIDE shall not issue any additional equity securities which would cause the number of outstanding shares to exceed 21 million except in connection with capital raising activities.

         1.2 Taxes. It is the intent of the parties that this reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Each party shall be responsible for and shall pay any and all taxes, charges or fees attributable to such party, including individual state and federal income taxes, arising out of, or by reason of, the exchange of PRIDE Shares for the USMS Shares, or otherwise in connection with the transactions contemplated hereby. Each party hereto represents and warrants that it has relied solely on the opinions or advice of its own professional advisors with respect to the tax consequences of this transaction, if any, and has not relied on the opinions or advice of the other parties or its professional advisors in any way with respect to the tax consequences of this transaction.

         1.3 Spin-Off of Pride, Inc.

         (a) The parties agree that PRIDE shall spin-off all of the issued and outstanding shares of PRIDE's wholly-owned subsidiary named Pride, Inc. to all shareholders of PRIDE, except the USMS shareholders, as of a future record date to be set as the 10th business day after Closing, unless otherwise agreed upon between the parties. Certificates representing the shares of Pride, Inc. to be spun-off will be held by Michael L. Schumacher, who shall distribute the shares once an appropriate registration statement concerning the spin-off has been declared effective by the U.S. Securities and Exchange Commission (the "SEC").

         (b) In the event that a registration statement has not become effective with the SEC within twelve (12) months after the Closing, PRIDE will use its best effects to liquidate all of its assets and liabilities of Pride, Inc. and then distribute all proceeds pro rata to the shareholders on the shareholder list being held in escrow.

         (c) PRIDE will be responsible for all costs of the spin-off and/or distribution, including the cost of the registration statement.

         (d) The current directors of Pride, Inc. will remain as the directors of Pride, Inc. until either the spin off of Pride, Inc. stock or the distribution of the proceeds of liquidation is completed.

         (e) Pending the completion of the spin-off of Pride, Inc., PRIDE shall have no authority to influence the management or operation of Pride, Inc. or to sell, pledge or otherwise encumber or place at risk the assets of Pride, Inc.

         (f) Pride, Inc. holds 100% of the assets, liabilities and business of PRIDE. At Closing, PRIDE shall have no business, assets or liabilities at the time of its acquisition of USMS.

         (g) The parties agree that an income tax refund for the previous tax year that is anticipated to be received by PRIDE following Closing, shall, upon receipt, be transferred to Pride, Inc.

         (h) At Closing, PRIDE shall issue 1,650,000 shares of restricted common stock of PRIDE to Pride, Inc. Pride, Inc. shall grant a 15 day right-of first refusal to PRIDE giving PRIDE the first right to repurchase any portion of the 1,650,000 shares that Pride, Inc. desires to sell. Pride, Inc. shall also grant to PRIDE an 18 month option to repurchase up to 1 million shares at $1 per share. Also, Pride, Inc. shall not publicly sell more that the amount permitted under the volume limitations of Rule 144, regardless of the holding period. PRIDE agrees that it will cooperate with Pride, Inc. to effect removal of restrictive legends from stock certificates representing the shares, in a prompt and commercially reasonable manner, in the proportions permitted under this
Section 1.3(h), so long as Pride, Inc. qualifies to do so at that time under Rule 144 or 144(k) of the Securities Act of 1933, as amended, and PRIDE agrees to provide and pay the costs of any legal opinions that may be required by the transfer agent.

         (i) At Closing, PRIDE shall issue a promissory note to Pride, Inc. in the principal amount of $360,000, bearing interest at 4.25% (current prime rate), payable at any time within 3 years after Closing, and requiring minimum monthly installments of $10,000.

         (j) The USMS Shareholders shall pledge to Pride, Inc., as collateral security to secure repayment of the promissory note described in Section 1.3(i),
7.5 million of the 15 million shares of PRIDE common stock being issued to them in the reorganization. The collateral shall be held by Pride, Inc.

2. CHANGE IN MANAGEMENT OF PRIDE

         2.1 Change in Management of PRIDE. By execution of this Agreement, Michael L. Schumacher hereby resigns as an officer and director of PRIDE, George Powell resigns as an officer and a director of PRIDE, and the persons identified at Closing shall be appointed to serve as the officers and directors of PRIDE until their successors are duly elected at the next meeting of shareholders (hereafter identified as the "USMS Management Team").

         2.2 Change in Control. The parties contemplate that PRIDE will file a current report on Form 8-K within 5 days following execution of this Agreement to report the change in control, the acquisition of assets and the change in management resulting from the transaction.

3. CLOSING. The closing of the reorganization and the transactions contemplated in this Agreement (the "Closing") shall be deemed to take place upon execution of this Agreement by all of the parties hereto, whereupon the USMS Shareholders shall be deemed to have accepted delivery of the certificates of PRIDE Shares to be issued in their names, and in connection therewith, shall make delivery of their USMS Shares to PRIDE.

         3.1 Delivery of Shares. Upon execution of this Agreement, USMS Shareholders shall deliver their respective certificates and/or other documents representing the USMS Shares duly endorsed in blank, free and clear of all claims and encumbrances, to PRIDE, and PRIDE shall issue and deliver the PRIDE Shares to the USMS Shareholders. The PRIDE Shares shall be duly issued in the name of the USMS Shareholders, and shall be duly recorded on the books and records of PRIDE. The names of the USMS Shareholders and their respective addresses, and the number of shares that will be issued to each respective USMS Shareholder is set forth on the signature page hereto.

         3.2 Closing Requirements. Subsequent to Closing, each of the parties shall execute and deliver such instruments and documents and take such other actions as may, in the reasonable opinion of counsel for each, be required to complete the transactions under this Agreement. It is contemplated that within ten (10) business days after the date of this Agreement, the following documents shall have been delivered and the following activities shall have taken place, all of which shall be deemed to have occurred contemporaneously at the Closing:

         (a) the securities to be delivered pursuant to section 3.1 have been delivered to the respective parties, duly endorsed or issued as the case may be;

         (b) delivery of all corporate records of PRIDE to the USMS Management Team, including without limitation, corporate minute books (which shall contain copies of the Articles of Incorporation and Bylaws, as amended to the Closing), stock books, stock transfer books, corporate seals, contracts, licenses and sub-licenses, non-disclosure and confidentiality agreements, and such other corporate books and records as may be reasonably requested;

         (c) copies of resolutions by USMS's Board of Directors authorizing this Agreement;

         (d) copies of resolutions by PRIDE's Board of Directors authorizing this Agreement; and

         (e) the parties hereto have signed and delivered such other instruments and documents, if any, relating to and effecting the transactions contemplated herein.

         3.3 Ancillary Documents. In addition to the documents required by
Section 3.2, the following ancillary documents shall be executed and delivered by the respective parties at Closing:

         (a) PRIDE shall issue to Pride, Inc. the promissory note described in
Section 1.3(i).

         (b) The USMS Shareholders shall execute and deliver a pledge agreement relating to the pledge of collateral described in Section 1.3(j).

         (c) Michael L. Schumacher, Schumacher & Associates, Inc. Money Purchase Plan & Trust, Harold L. Morris, Harold L. Morris Profit Sharing Plan, Applegates Landing I, Professional Investors, Terry & Susan Seipelt, Ben Trujillo, and Peter Porath shall each enter into an agreement with PRIDE relating to the resale of shares of common stock of PRIDE held by them and their affiliates, which limits the manner and volume of the resale of shares over a 15 month period following Closing.

4. REPRESENTATIONS OF USMS SHAREHOLDERS AND USMS. USMS represents and warrants, and to the best knowledge of the USMS Shareholders, the USMS Shareholders hereby represent and warrant, that effective this date, the representations and warranties listed below are true and correct:

         4.1 Organization. USMS is a company duly organized, validly existing and in good standing under the laws of the State of Nevada, with full power and authority to own and use its properties and conduct its business as presently conducted by it. USMS shall furnish PRIDE with copies of the Articles of Incorporation and the Bylaws of USMS, including all amendments thereto. Such copies are true, correct and complete and contain all amendments through the date hereof, which, together with this Agreement, are sufficient to effect the transactions hereunder and evidence the intent of the parties hereto.

         4.2 Capitalization. The authorized stock of USMS consists of (a) 50,000,000 shares of common stock authorized, par value $.001 per share, 15,000,000 of which are issued and outstanding and (b) 5,000,000 shares of preferred stock, par value $.001 per share, none of which have been issued. All of the issued and outstanding equity securities of USMS are duly and validly authorized and issued and are fully paid and non-assessable. Except as set forth on Schedule 4.2, USMS does not have outstanding any security convertible into, or any warrant, option or other right to subscribe for or acquire any equity securities of USMS; nor is USMS under any obligation, whether written or oral, to issue any of its securities.

         4.3 Authority. USMS has the requisite corporate authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement by USMS and the consummation of the transactions contemplated hereby will not violate or conflict with any provisions of the Articles of Association, as amended, or contravene any law, rule, regulation, court or administrative order binding on it, or result in the breach of or constitute a default in the performance of any material obligation, agreement, covenant or condition contained in any material contract, lease, judgment, decree, order, award, note, loan or credit agreement or any other material agreement or instrument to which USMS is a party or by which it is bound, the default or breach of which would have a material adverse effect on the property and assets of USMS, considered as a whole. USMS has taken all requisite corporate action to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Upon due execution and delivery of this Agreement, this Agreement will constitute a valid, legal and binding obligation of USMS and USMS Shareholders enforceable against them in accordance with its terms.

         4.4 USMS Shareholders. USMS Shareholders are the owners of 100% of the issued and outstanding common stock of USMS. Such USMS Shares are free and clear from any security interests, claims, liens, or other encumbrances and USMS Shareholders have the unqualified right to transfer and dispose of their USMS Shares.

         4.5 Due Diligence. USMS shall furnish to PRIDE copies of all documents requested by PRIDE. No due diligence investigations undertaken by PRIDE shall in any event relieve USMS or USMS Shareholders of their responsibilities for the accuracy and completeness of any representation or warranty of USMS or of USMS Shareholders contained herein or the performance of any covenant or agreement of USMS or of USMS Shareholders contained herein.

         4.6 Approvals and Consent. No approval, authorization or other action by, or filing with, any third-party, including a governmental authority is required in connection with the execution, delivery and performance by USMS and USMS Shareholders of their obligations under this Agreement and their respective performance of the transactions contemplated hereby.

         4.7 Undisclosed Liabilities. USMS has no liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise, except as disclosed herein or on the financial statements to be provided and those incurred in or as a result of the ordinary course of business of USMS subsequent to the date of the financial statements.

         4.8 Assets. The assets of USMS have been acquired in bona fide transactions, fully supported by appropriate instruments of assignment, sale, or transfer, where appropriate, and are offset by no liabilities or contingencies, contractual or otherwise, except as indicated in its financial statements.

         4.9 Litigation. USMS is not involved in any pending litigation or governmental investigation or proceeding and, to the best knowledge of USMS and USMS Shareholders, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against USMS, its shareholders or properties.

         4.10 Applicable Laws. USMS has complied with all applicable laws in connection with its formation, issuance of securities, organization, capitalization and operations, and no contingent liabilities have been threatened or claims made, and no basis for the same exists with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws.

         4.11 Taxes. USMS has filed all governmental, tax or related returns and reports due or required to be filed and has paid all taxes or assessments which have become due as of the date of this Agreement, including any employment related taxes and withholdings, and USMS, to the best of its knowledge, is not subject to a tax audit by any federal, state or local tax authority and its properties are not subject to any tax liens.

         4.12 Breach of Contracts. USMS has not breached, nor is there any pending or threatened claims or any legal basis for a claim that USMS has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which USMS is subject.

         4.13 USMS Disclosure. At the date of this Agreement, USMS has disclosed all events, conditions and facts materially affecting the business and prospects of USMS. USMS has not withheld disclosure of any such events, conditions, and facts which it, through management, has knowledge of, or has reasonable grounds to know, which may materially affect the business and prospects of USMS.

         4.14 Shareholder Disclosure. USMS Shareholders hereby represent that the materials prepared and delivered by PRIDE to USMS Shareholders will have been read and understood by USMS Shareholders, that each is familiar with the business of PRIDE, that each is acquiring the PRIDE Shares under Section 4(2) of the Securities Act of 1933, (the "Act"), commonly known as the private offering exemption, and that the shares are restricted and may not be resold, except if duly registered or transferred in reliance upon an exemption under the Act.

5. REPRESENTATIONS OF PRIDE. PRIDE hereby represents and warrants that effective this date, the representations and warranties listed below are true and correct:

         5.1 Organization. PRIDE is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado with full power and authority to own and use its properties and conduct its business as presently conducted by it. PRIDE is duly qualified and in good standing to do business as a foreign corporation in any other jurisdiction where failure to so qualify would have a material adverse effect on its business or assets. PRIDE has made available to USMS Shareholders copies of the Articles of Incorporation and the Bylaws of PRIDE, including all amendments thereto. Such copies are true, correct and complete and contain all amendments through the date hereof, together with this Agreement, which are sufficient to effect the transactions hereunder and evidence the intent of the parties hereto.

         5.2 Capitalization. The authorized stock of PRIDE consists of (a) 200,000,000 shares of common stock authorized, no par value, 1,350,000 of which are issued and outstanding and (b) 1,000,000 shares of preferred stock, no par value, none of which have been issued. All of the issued and outstanding equity securities of USMS are duly and validly authorized and issued and are fully paid and non-assessable. At the time of their issuance and delivery pursuant to this Agreement, all PRIDE Shares to be issued pursuant to the terms hereof shall be duly and validly authorized and issued, fully paid and nonassessable. PRIDE does not have outstanding any security convertible into, or any warrant, option or other right to subscribe for or acquire any equity securities of stock of PRIDE; nor is PRIDE under any obligation, whether written or oral, to issue any of its securities.

         5.3 Authority. PRIDE has the requisite corporate authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement by PRIDE and the consummation of the transactions contemplated hereby will not violate or conflict with any provisions of the Articles of Incorporation, as amended, or Bylaws of PRIDE or contravene any law, rule, regulation, court or administrative order binding on it, or result in the breach of or constitute a default in the performance of any material obligation, agreement, covenant or condition contained in any material contract, lease, judgment, decree, order, award, note, loan or credit agreement or any other material agreement or instrument to which PRIDE is a party or by which it is bound, the default or breach of which would have a material adverse effect on the property and assets of PRIDE, considered as a whole. PRIDE has taken all requisite corporate action to authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Upon due execution and delivery of this Agreement, this Agreement will constitute a valid, legal and binding obligation of PRIDE enforceable against it in accordance with its terms.

         5.4 Due Diligence. PRIDE has furnished to USMS Shareholders copies of all documents requested by USMS Shareholders. No due diligence investigations undertaken by USMS Shareholders shall in any event relieve PRIDE or its current officers and directors of their responsibilities for the accuracy and completeness of any representation or warranty of PRIDE contained herein or the performance of any covenant or agreement of PRIDE contained herein.

         5.5 Approvals and Consent. No approval, authorization or other action by, or filing with, any third-party, including a governmental authority is required in connection with the execution, delivery and performance by PRIDE of its obligations under this Agreement and its performance of the transactions contemplated hereby, except that certain governmental agencies must be notified, as stated in Section 2.2 above.

         5.6 Litigation. PRIDE is not involved in any pending litigation or governmental investigation or proceeding and, to the best knowledge of PRIDE, no litigation, claims, assessments, or governmental investigation or proceeding is threatened against PRIDE, its shareholders or properties.

         5.7 Applicable Laws. PRIDE has complied with all state, federal and local laws in connection with its formation, issuance of securities, organization, capitalization and operations, and no contingent liabilities have been threatened or claims made, and no basis for the same exists with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws.

         5.8 Breach of Contracts. PRIDE has not breached, nor is there any pending or threatened claims or any legal basis for a claim that PRIDE has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or is bound and the execution and performance hereof will not violate any provisions of applicable law of any agreement to which PRIDE is subject.

         5.9 Taxes. PRIDE has filed all governmental, tax or related returns and reports due or required to be filed and has paid all taxes or assessments which have become due as of the date of this Agreement, including any employment related taxes and withholdings, and PRIDE, to the best of its knowledge, is not subject to a tax audit by any federal, state or local tax authority and its properties are not subject to any tax liens. PRIDE will cause to be filed or prepared, as applicable, by the date of this Agreement, all federal, state, county and local income, excise, property and other tax returns, forms, or reports, which are due or required to be filed by it prior to the date of this Agreement.

         5.10 PRIDE Disclosure. At the date of this Agreement, PRIDE has disclosed all events, conditions and facts materially affecting the business and prospects of PRIDE. PRIDE has not withheld disclosure of any such events, conditions, and facts which it, through management, has knowledge of, or has reasonable grounds to know, which may materially affect the business and prospects of PRIDE.

         5.11 Undisclosed Liabilities. Except as disclosed in its periodic reports filed with the SEC, PRIDE has no material liabilities or obligations whatsoever, either accrued, absolute, contingent or otherwise.

         5.12 SEC Reporting. PRIDE is current in its requirements to file periodic reports with the SEC. PRIDE will use its best efforts to remain current in its periodic reports required to be filed with the SEC.

6. AUDIT.

         6.1 Audit of USMS Financial Statements. Within 75 days after Closing, USMS shall obtain and deliver to PRIDE an audit of USMS financial statements and any other financial statements which may be required by Regulations S-X or S-B for purposes of complying with the Securities Act of 1933 and the Securities Exchange Act of 1934. PRIDE shall assist USMS and its auditors as reasonably requested.

7. MUTUAL COVENANTS OF THE PARTIES. PRIDE, USMS and USMS Shareholders each covenant and agree to execute any further documents or agreements and to take any further acts that may be reasonably necessary to effect the transactions contemplated hereunder, including, but not limited to, obtaining any consents or approvals of any third-party required to be obtained to consummate the transactions contemplated by this Agreement.

8. RESTRICTIONS ON TRANSFER OF SHARES. The parties hereto acknowledge that all securities transferred and/or issued in connection with the transactions contemplated hereby are restricted as to transfer and the certificates therefore shall bear legends to such effect and no transfer of any shares may be effected, except pursuant to an effective registration statement prepared and filed pursuant to the Act or pursuant to an exemption from registration thereunder, as evidenced by an opinion of counsel or as otherwise allowed under the laws of descent and distribution.

9. NATURE AND SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing hereunder and the consummation of the transactions contemplated hereby for two
(2) years from the date hereof. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement or at the Closing of the transactions herein provided for and not upon any investigation upon which it might have made or any representations, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

10. MISCELLANEOUS.

         10.1 Undertakings and Further Assurances. At any time, and from time to time, hereafter, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

         10.2 Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         10.3 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and will be effective when hand-delivered or upon delivery if sent by commercial courier service such as Federal Express or Airborne or on the day of delivery or first attempted delivery if sent by first class, postage prepaid, certified United States mail, return receipt requested (whether or not the return receipt is subsequently received), and addressed by the sender to the addresses as designated on the signature page hereof.

         10.4 Headings. The paragraph and subparagraph headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.5 Governing Law. This Agreement shall be governed by the laws of the State of Colorado.

         10.6 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns. This Agreement shall not be assigned by any party hereto, except upon the consent, in writing, of the other parties hereto.

         10.7 Entire Agreement. This Agreement, including any documents delivered pursuant to the terms hereof, is the entire agreement of the parties covering everything agreed upon or understood with respect to the transactions contemplated hereby and supersedes all prior agreements, covenants, representations or warranties, whether written or oral, by any party hereto. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

         10.8 Time. Time is of the essence. The parties each agree to proceed promptly and in good faith to consummate the transactions contemplated herein.

         10.9 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement and obtaining any necessary regulatory approvals, including, without limitation, all fees and expenses of its respective counsel.

         10.10 Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

         10.11 Counterparts and Facsimile Signatures. This Agreement and any exhibits, attachments, or documents ancillary hereto, may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


PRIME RATE INCOME & DIVIDEND ENTERPRISES, INC.

/s/ Michael Schumacher
------------------------------------------
Michael Schumacher, President and Director


/s/ George Powell
------------------------------------------
George Powell, Vice President and Director

PRIDE address:
2525 - 15th Street, Suite 3H
Denver, CO  80211


U.S. MEDICAL SYSTEMS, INC.


By: /s/ Peter G. Futro
   ---------------------------------------
   Peter G. Futro, CEO

USMS address:
1401 - 17th Street, Suite 1150
Denver, CO 80202


USMS SHAREHOLDERS:


SHAREHOLDERS:

                         NO. OF USMS SHARES              NO. OF PRIDE SHARES
NAME                     TO BE EXCHANGED                 TO BE RECEIVED
----                     ------------------              -------------------
Rangeley Corporation     15,000,000                         15,000,000


By: /s/ Peter G. Futro
   ---------------------------------------
     Peter G. Futro, President

c/o Futro & Trauernicht, LLC
1401 - 17th Street, Suite 1150
Denver, CO 80202

                                  SCHEDULE 4.2


         USMS does not have outstanding any security convertible into, or any warrant, option or other right to subscribe for or acquire any equity securities of USMS; nor is USMS under any obligation, whether written or oral, to issue any of its securities or securities of PRIDE, except as set forth below:

         1. In connection with Closing, USMS has arranged an equity investment of $150,000 for 300,000 shares of common stock of PRIDE, and presently intents to continue to arrange additional equity investments in common stock of PRIDE.

         2. USMS has sold $35,000 in convertible debentures which will be convertible into shares of common stock of PRIDE, and may continue to sell additional convertible debentures following Closing.

         3. USMS has other obligations to issue securities convertible into shares of PRIDE to officers, directors and third parties in exchange for services rendered and to be rendered.